Exhibit 10.13.2

[Cardinal Health Letterhead]

October 30, 2018

Mr. Victor L. Crawford
###### ######## #####
#######, ######## #####

Dear Victor,

It is with great pleasure that I confirm in writing our offer of employment to you. All of us who have met with you enthusiastically believe you represent an exceptional fit with Cardinal Health, Inc. ("Cardinal Health") and will be a superb addition to the executive management team. As we have discussed, the major provisions of your offer are set forth below.

Position: CEO, Pharmaceutical Segment, based in Dublin, Ohio, reporting to Mike Kaufmann, CEO, Cardinal Health.

Start Date: We look forward to you starting with us on November 12, 2018.

Base Salary: Your annual salary is $700,000; it is payable bi-weekly, every other Friday, one week behind the most current workweek you’ve completed (in arrears). You will be annually eligible for adjustments to your base salary rate, subject to both merit funding guidelines and your performance.

Management Incentive Plan: You will be annually eligible to participate in the Management Incentive Plan ("MIP"). Your target incentive for the fiscal year ending June 30, 2019 will be 100% of your annual base salary, prorated to reflect the number of days you are employed in this position during the fiscal year. MIP funding is determined by the Human Resources and Compensation Committee of the Board of Directors (“HRCC”) based upon the achievement of both financial and non-financial objectives.

Long-Term Incentive Program: You will also be annually eligible to participate in the Cardinal Health Long-Term Incentive (“LTI”) program, with a target award value of $2,750,000. Currently, LTI grants are awarded in August of each year; the first LTI grant for which you will be eligible is scheduled to occur in August 2019 for the fiscal year ending June 30, 2020. The grant is expected to be awarded in a mix of 40% restricted share units ("RSUs") and 60% performance share units (“PSUs”). LTI program participation, award amounts, form of award, and award terms are reviewed on an annual basis and are subject to change at any time at the discretion of the HRCC. Standard terms and conditions apply.

One-time Payments: To address forfeited compensation, incent and assist you in transitioning to this new role, we will provide you with:

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A gross sign-on bonus of $2,500,000, to be paid within 30 days from your start date. It is understood that if prior to completing one year of service, you are terminated for cause or if you voluntarily terminate employment with Cardinal Health, you would be responsible for reimbursing to Cardinal Health 100% of this one-time cash payment. If such a termination event occurs after one year of service, but before the completion of two years, you would be responsible for reimbursing to Cardinal Health 50% of the cash sign-on bonus. By signing this offer letter, you agree that Cardinal Health may withhold any amounts due from your final paycheck, as they relate to the above.

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You will be awarded LTI with an expected value of $3,000,000 as of the grant date, split equally between RSUs and PSUs for the fiscal 2019 through fiscal 2021 performance cycle. The grant will be made on November 15, 2018, provided you have started employment with Cardinal Health before that date. The award will be valued in accordance with Cardinal Health’s standard valuation practices. Standard terms and conditions apply. RSUs and PSUs may be subject to deferred payment if you so elect before your start date.

Relocation: You are eligible for the Executive Homeowner Relocation Program and six months of temporary accommodations. The Cardinal Health relocation vendor, Graebel, will contact you once you have accepted this offer to discuss the details of your relocation. It is understood that if you are terminated for cause or you voluntarily terminate employment with Cardinal Health before completing one year of service, you would be responsible for reimbursing to Cardinal Health 100% of these costs. If such a termination event occurs after one year of service, but before the completion of two years, you would be responsible for reimbursing to Cardinal Health 50% of these costs. By signing this offer letter, you agree that Cardinal Health may withhold any amounts due from your final paycheck, as they relate to the above.

Well-Being Opportunities: Cardinal Health is pleased to offer a comprehensive, competitive program. On your first day of employment, you are eligible to participate in the:

•	Health, Life and Disability Plans - You will receive more information on these benefits during your new hire orientation session.

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401(k) Savings Plan - You may contribute up to 50% of your pre-tax earnings to the Plan (subject to IRS maximum limits). Currently, if you contribute 5% or more you will receive the maximum company matching contribution of 4.5%. Cardinal Health also matches contributions from below 5% at various levels, and we can provide additional details upon request. These matching dollars are immediately 100% vested. In addition to the company match, Cardinal Health may make a discretionary company contribution to your 401(k) account. This discretionary company contribution is 100% vested after three years of service. Enrollment information will be sent to you by Wells Fargo, our financial benefits service provider.

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Deferred Compensation Plan - This plan enables you to save over the IRS limits in the qualified 401(k) plan. Cardinal Health provides a match on deferrals from eligible compensation earned between $275,000 and $375,000, and may make a discretionary company contribution to your DCP account. All contributions vest as described in the 401(k) plan. Enrollment information will be sent to you via e-mail by our Benefits department. Note that you must initially enroll within 30 days of your start date and then annually thereafter.

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Paid Time Off - Each calendar year you will be eligible to receive 208 hours (approximately 26 eight-hour days) of Paid Time Off (“PTO”). This allotment covers vacation, sick and personal days, all of which must be used during that calendar year. Based on your start date, you will be eligible to receive a pro-rated allotment of PTO for the current calendar year.

In addition to PTO, you will receive a maximum of fifty-six (56) hours of paid company holidays. Selected days may be determined by your business but typically include New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and the day following, and Christmas Day.

Screening: Consistent with our policies for all Cardinal Health personnel and the special consideration of our industry, this offer is contingent upon both the taking of a company paid drug screening test, the results of which must be negative, as well as an acceptable background check. These items must be completed prior to your start date.

Terms: Employment with Cardinal Health is not for any definite period of time and is terminable, with or without notice, at the will of either you or Cardinal Health at any time, for any reason. There is no contract, expressed or implied, of employment. However, you agree to be bound by the terms of the attached Confidentiality and Business Protection Agreement. That agreement must be signed and delivered to Cardinal Health on or before your start date.

Obligations to Prior Employers: You are expressly prohibited from bringing, using or disclosing any confidential, trade secret or proprietary information of your former employer(s). To the extent you are bound by post-employment restrictions from a prior employer, Cardinal Health expects you to comply with those restrictions. If, as an employee of Cardinal Health, you encounter a situation that you feel may violate post-employment restrictions from a prior employer, you must notify Cardinal Health immediately so that alternative arrangements can be made.

Ethics: As a company founded on a core set of values, we will ask you to review the enclosed Standards of Business Conduct and sign a certificate of compliance.

You acknowledge that you have provided for our legal review all currently effective employment contracts, non-competition, confidentiality and similar agreements between you and your current and former employers.

This offer letter agreement supersedes and replaces in its entirety the offer letter agreement entered into between you and Cardinal Health on September 30, 2018.

If you have any questions, please feel free to call me at ###.###.####

I'm looking forward to working together and excited about what we will accomplish!

Sincerely,

/s/ Ola M. Snow

I accept the above offer of employment:

/s/ Victor L. Crawford            11/1/2018
Signature                                                                                   Date

cc: Mike Kaufmann